UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

__________________________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 24, 2008

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AVISTAR COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-31121	88-0383089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 1875 S. Grant Street, 10th Floor
San Mateo, California 94402
(Address of principal executive offices, including zip code)

(650) 525-3300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.01	– Notice of De-listing or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 24, 2008, Avistar received a notice from The Nasdaq Stock Market stating that Avistar has not regained compliance with Nasdaq Marketplace Rule 4310(c)(3)(B) and, as a result, Avistar’s securities are subject to de-listing from The Nasdaq Capital Market unless Avistar appeals the Nasdaq Staff’s determination to a Nasdaq Listing Qualifications Panel.  As previously reported, in November 2008, Avistar received notice from The Nasdaq Stock Market that Avistar does not comply with Marketplace Rule 4310(c)(3), which requires listed companies to have a minimum of $2,500,000 in stockholders’ equity or $35 million in market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.  Avistar was granted a 30 calendar day period in which to regain compliance with Marketplace Rule 4310(c)(3) but Avistar was unable to regain compliance during that period.  Avistar intends to appeal the Nasdaq Staff’s determination to the Listing Qualifications Panel and such appeal will automatically result in the stay of the Staff’s de-listing of Avistar’s common stock pending the hearing.  The Listing Qualifications Panel would have authority to grant Avistar a further extension of time in which to regain compliance with the Marketplace Rules, though there can be no assurance that the Panel will grant a further extension of time.

On December 26, 2008, Avistar issued a press release announcing its receipt of the notice from The Nasdaq Stock Market described above. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release of Avistar Communications Corporation dated December 26, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVISTAR COMMUNICATIONS CORPORATION

By:	/s/ Robert J. Habig
Robert J. Habig Chief Financial Officer

Date:  December 29, 2008

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Avistar Communications Corporation dated December 26, 2008